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(DUSA LOGO)
INNOVATION IN PHOTODYNAMIC THERAPY

DUSA PHARMACEUTICALS, INC. (R)
FOR RELEASE AT 6:30 A.M.

                          DUSA PHARMACEUTICALS REPORTS
                      RESULTS FROM PHASE II CLINICAL TRIAL
                       FOR PDT OF MODERATE TO SEVERE ACNE

      CONFERENCE CALL SCHEDULED FOR 8:30 A.M. TODAY - SEE DETAILS BELOW

WILMINGTON, MA. FEBRUARY 1, 2006. DUSA Pharmaceuticals, Inc. (NASDAQ NMS: DUSA), today reported results from its multi-center Phase II clinical study of photodynamic therapy (PDT) using DUSA's Levulan(R) (aminolevulinic acid HCl,
ALA) Kerastick(R) in combination with the Company's BLU-U(R) (Blue Light Photodynamic Therapy Illuminator) (`Levulan BLU-U'), versus BLU-U with vehicle (`BLU-U alone'), for the treatment of moderate to severe acne vulgaris of the face.

The results of the study indicate that both `Levulan BLU-U' and `BLU-U alone' appear to effectively reduce the number of both inflammatory and non-inflammatory acne lesions. However, in the subset of patients with greater than 60 inflammatory lesions at baseline, `Levulan BLU-U' appeared to be more effective than `BLU-U alone'. Treatment was well tolerated in both arms of the study with no unanticipated adverse events being reported.

This 72 patient, investigator blinded study was designed to examine various safety and efficacy parameters as a function of varying Levulan/vehicle incubation times, namely 15, 60 and 120 minutes. Patients were randomized within each incubation group so that 18 subjects received `Levulan BLU-U' and 6 received `BLU-U alone'. There were no formal placebo arms in this study. Up to four PDT treatments were given at 2-week intervals.

The primary efficacy parameters were the percent change in total acne lesion count for inflammatory, non-inflammatory, and total lesions at 4 and 8 weeks after the final PDT session. Acne severity scores (grades 0 - 4) were also assessed. Safety and tolerability were also followed throughout the study.

For both arms of the study, safety and efficacy for the 15-minute incubation group was generally found to be equal to or superior to both the 60 and 120-minute incubation groups. Therefore, all results discussed in this press release are for the 15-minute incubation group (24 patients). Given the higher than anticipated `BLU-U alone' response rate using this protocol, the study was not powered (sized) to discern differences between the arms.

Using an intent-to-treat analysis, at the Week 8 time point, the median percent decrease in total lesion count, (inflammatory plus non-inflammatory) for `Levulan BLU-U' and `BLU-U alone' was 61% and 80%, respectively. In the overall `Acne Severity Assessment' at the Week 8 time point, the `Levulan BLU-U' group showed 7/18 (39%) of subjects had at least 2 grades of improvement in their acne, compared with 4/6 (67%) in the `BLU-U alone' group.


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In the small subgroup of patients with the highest number of inflammatory lesions at baseline (>=60 lesions), the total lesion count at Week 8 decreased in the "Levulan BLU-U' group, whereas total lesion count at Week 8 increased in the "BLU-U alone" group.

Side effects were minimal. In the 15-minute Levulan BLU-U group, no PDT treatments were discontinued due to pain, and at the Week 8 time-point, there were no significant differences between the groups in erythema, edema or hyperpigmentation.

Stuart L. Marcus, MD, Ph.D., DUSA's VP, Scientific Affairs and Chief Medical Officer, stated "In this first ever controlled study comparing "Levulan BLU-U" to "BLU-U alone" for acne, we are very pleased, and somewhat surprised, to see such an impressive degree of improvement in inflammatory and non-inflammatory lesions not only in patients treated with "Levulan BLU-U", but in those treated with "BLU-U alone" as well. We were also pleased to note the tendency for patients with the greatest numbers of inflammatory lesions to improve more with "Levulan BLU-U', and the indication that the commercially preferable 15 minute drug incubation time appears to have provided the best results."

"Although the number of subjects was small, we believe that these findings support the continued development of Levulan PDT for the treatment of acne. These data, combined with knowledge gained from other recent and/or ongoing investigator trials, will be extremely useful in guiding the design of a new follow-on Phase II study using Levulan PDT for acne."

"At the same time, in light of the impressive clearing using "BLU-U alone" (the mechanism is thought to be activation of natural porphyrins found in the bacteria and oil glands of acne patients), we believe that this study provides strong confirmation for the use of our FDA-cleared treatment using the "BLU-U alone' for moderate inflammatory acne. In fact, the study demonstrated a significant improvement in non-inflammatory acne as well, which we had not expected" said Dr. Marcus.

Approximately 8 of every 10 persons worldwide have acne at some point during their lives, and acne is the most common reason patients visit dermatologists in the United States. Acne is also known to have a potentially profound impact on a patient's outlook on life. Current standard-of-care for moderate to severe inflammatory acne includes topical or systemic antibiotics, topical or oral retinoids, other topical agents and cleansers, and blue light therapy such as that provided by DUSA's BLU-U.

DUSA Pharmaceuticals, Inc. is a biopharmaceutical company engaged primarily in the development and marketing of Levulan Photodynamic Therapy (PDT) and Photodetection (PD) for multiple medical conditions, with a primary focus on dermatology. PDT and PD utilize light-activated compounds to induce a therapeutic or detection effect. DUSA is a world leader in topically or locally applied PDT and PD. DUSA maintains offices in Wilmington, MA, Valhalla, NY and Toronto, Ontario. DUSA has also announced the signing of a definitive merger agreement with Sirius Laboratories of Vernon Hills, IL.

Except for historical information, this news release contains certain forward-looking statements that involve known and unknown risk and uncertainties, which may cause actual results to differ materially from any future results, performance or achievements expressed or implied by the statements made. These forward-looking statements relate to the Company's beliefs regarding the statistical significance of certain results, the usefulness for design of future trials, and confirmation of use of the BLU-U. Furthermore, the factors that may cause differing results include the uncertainties of
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conducting new clinical trials, the regulatory approval process, the marketplace acceptance of the Company's products, sufficient funding to conduct new trials, product development risks, maintenance of the Company's patent portfolio, reliance on third party manufacturers, and other risks identified in DUSA's SEC filings from time to time.

For further information contact:
D. GEOFFREY SHULMAN, MD, Chairman & CEO
or SHARI LOVELL, Director, Shareholder Services
Tel: 416.363.5059 Fax: 416.363.6602 or visit www.dusapharma.com

                            CONFERENCE CALL DETAILS:
                    Wednesday, February 1, 8:30 a.m. Eastern
      If calling from the US or Canada use the following toll-free number:
                                  800.936.4602
                                 PASSWORD - DUSA

                          For International callers use
                                  507.726.3418
                                 PASSWORD - DUSA

           A recorded replay of the call will be available by 1:00 pm
                       North American callers 800.610.3589
                       International callers 620.294.2747

THE CALL WILL BE ACCESSIBLE ON OUR WEB SITE AFTER 1:00 P.M. www.dusapharma.com.